Exhibit 99.2

        Gulf Island Fabrication, Inc. Declares Dividend on Common Stock

     HOUMA, La.--(BUSINESS WIRE)--April 26, 2006--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announced today that its board of directors declared a dividend of $0.075 per share on Gulf Island Fabrication, Inc.'s approximately 13.9 million shares of common stock outstanding.
     The dividend was declared during a regular meeting of the board held on April 26, 2006 and is payable May 19, 2006, to shareholders of record on May 9, 2006.
     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.


     CONTACT: Gulf Island Fabrication, Inc.
              Joseph "Duke" Gallagher, 985-872-2100
              or
              Kerry J. Chauvin, 985-872-2100
              http://www.gulfisland.com